CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering	Amount of Registration Fee (1)
2.700% Senior Notes due 2016	$500,000,000	99.878%	$499,390,000	$57,300

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178192

Prospectus Supplement

(to prospectus dated November 28, 2011)

Scripps Networks Interactive, Inc.

$500,000,000

2.700% Senior Notes due 2016

We are offering $500,000,000 principal amount of 2.700% senior notes due 2016 (the “notes”). The notes will bear interest at the rate of 2.700% per year. Interest on the notes is payable on June 15 and December 15 of each year, beginning on June 15, 2012. The notes will mature on December 15, 2016.

We may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement. If a Change of Control Triggering Event (as defined herein) occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

The notes will be unsecured and will rank equally with all our other unsecured senior indebtedness.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds before expenses

Per Senior Note	99.878%	0.60%	99.278%
Total	$499,390,000	$3,000,000	$496,390,000

(1)	Plus accrued interest, if any, from December 1, 2011, if settlement occurs after that date.

The underwriters expect to deliver the notes on or about December 1, 2011 only through the book-entry system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking societé anonyme, and Euroclear Bank S.A./N.V.

Joint Book-Running Managers
J.P. Morgan	Wells Fargo Securities
Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

Co-Managers
BofA Merrill Lynch	Fifth Third Securities, Inc.
KeyBanc Capital Markets	US Bancorp
First Tennessee

November 28, 2011

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This prospectus supplement relates to a prospectus which is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell notes described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the notes we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” and “SNI” refer to Scripps Networks Interactive, Inc. and may, depending on the context, refer to one or more of its consolidated subsidiaries, or to SNI and all of its consolidated subsidiaries taken as a whole. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to incorporate by reference much of the information we file with the SEC into this prospectus supplement and the accompanying prospectus which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. Because we are incorporating by reference future filings with the SEC, this prospectus supplement will be continually and automatically updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents deemed to have been furnished rather than filed under SEC rules) until the offering of the notes under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements and Supplementary Data” and “Item 15(b) Exhibits and Financial Statements Schedule” and financial statements therein, which have been superseded by the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements and Supplementary Data” and “Item 15(b) Exhibits and Financial Statements Schedule” and financial statements in the Current Report on Form 8-K filed on November 18, 2011);

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 (other than, with respect to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, the items titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements”, which have been superseded by the items titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” in Current Report on Form 8-K filed on November 18, 2011); and

•	Current Reports on Form 8-K filed on May 4, 2011, May 24, 2011, June 17, 2011, June 30, 2011, July 6, 2011, August 18, 2011, September 26, 2011, October 4, 2011 and November 18, 2011.

We also make available, free of charge, on or through our Internet web site (http://ir.scrippsnetworksinteractive.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable,

S-iii

amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed in the immediately preceding paragraph. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Scripps Networks Interactive, Inc.

312 Walnut Street

Cincinnati, OH 45202

(513) 824-3200

Attn: Investor Relations

S-iv

Summary

The following summary highlights information contained elsewhere in this prospectus supplement. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

Business overview

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and useful content that focuses on specifically defined topics of interest.

We manage our operations through one reportable operating segment, Lifestyle Media. Lifestyle Media includes our national television networks, Home and Garden Television (“HGTV”), Food Network, Travel Channel, DIY Network (“DIY”), Cooking Channel and Great American Country (“GAC”). Fine Living Network (“FLN”) was rebranded to the Cooking Channel on May 31, 2010. Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. Our Lifestyle Media branded websites consistently rank at or near the top in their respective lifestyle categories on a unique visitor basis.

We also have established lifestyle media brands internationally. Food-based channels are available in the United Kingdom, other European markets, the Middle East, Africa and Asia. During the second quarter of 2011, we acquired an 11 percent noncontrolling interest in the venture that operates these Food-based channels. Our international offerings also include Fine Living Network, a full-spectrum lifestyle television channel and interactive brand that is available across more than 60 countries.

At the end of the third quarter of 2011, we acquired a 50 percent common equity interest in UKTV. UKTV is one of the United Kingdom’s leading multi-channel television programming companies. Consideration paid in the transaction consisted of approximately $403 million to purchase preferred stock and the common equity interest in UKTV and approximately $134 million to acquire debt due to Virgin Media, Inc., from UKTV. We will begin to recognize our proportionate share of the results from UKTV’s operations beginning October 1, 2011. During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla businesses’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our consolidated financial statements for all periods. The results of the Shopzilla business have also been excluded from our segment results for all periods presented through the discontinued reporting of the Interactive Services’ segment.

Our continuing businesses earn revenues principally from advertising sales, affiliate fees and ancillary sales, including the sale and licensing of consumer products. Programming expenses,

employee costs, and sales and marketing expenses are the primary operating costs of our continuing businesses.

Our principal executive offices are located at 312 Walnut Street, Cincinnati, Ohio 45202, and our telephone number is (513) 824-3200.

Risk factors

An investment in the notes involves certain risks. You should carefully consider the risks described in “Risk factors” in this prospectus supplement, as well as other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement and “Description of debt securities” in the accompanying prospectus.

Issuer	Scripps Networks Interactive, Inc.

Securities offered	$500,000,000 principal amount of 2.700% senior notes due 2016.

Stated maturity date	December 15, 2016.

Interest rate	2.700% per annum.

Interest payment dates	Interest on the notes will be paid semi-annually on June 15 and December 15 of each year, beginning on June 15, 2012, and on the maturity date.

Ranking of the notes	The notes will be unsecured senior obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of our subsidiaries. The notes will be senior in right of payment to all of our future subordinated indebtedness.

As of September 30, 2011, on a pro forma basis after giving effect to the offering of the notes and the application of the estimated proceeds therefrom:

•	We would have had no indebtedness outstanding that would have ranked equally in right of payment with the notes;

•	We would have had no secured indebtedness outstanding; and

•	Our subsidiaries would have had approximately $885,000,000 in aggregate principal amount of indebtedness outstanding. The notes would have been effectively subordinated to the indebtedness of our subsidiaries.

Optional Redemption	We may redeem the notes in whole or in part at any time prior to the maturity at the redemption prices described under “Description of notes—Optional redemption,” plus any accrued and unpaid interest.

Change of control offer to repurchase	If a Change of Control Triggering Event (as defined herein) occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the principal amount, plus accrued and unpaid interest, as described under “Description of notes—Change of control.”

Sinking fund	None.

Covenants	We will issue the notes under the senior indenture, to be dated as of December 1, 2011, between us and U.S. Bank National Association, as trustee. The senior indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (collectively, the “indenture”). The indenture restricts, among other things, our ability to:

•	incur certain liens securing debt;

•	enter into sale and leaseback transactions; and

•	sell all or substantially all of our assets or merge or consolidate with or into other companies.

Trading	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue their market-making activities at any time without notice. See “Underwriting” for more information about possible market-making activities by the underwriters.

Form and denomination	The notes will be issued in the form of one or more fully-registered global securities in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of notes—Form, denomination, book-entry procedures and transfer,” notes will not be issued in certificated form or exchanged for interests in global securities.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include strategic acquisitions or equity investments, repurchases of our common equity, working capital and capital expenditures, and for the repayment of the principal amount outstanding under our Credit Facility (as defined below). See “Use of proceeds” in this prospectus supplement.

Trustee	U.S. Bank National Association

Certain material U.S. tax considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain material U.S. federal tax considerations.”

Governing law	The indenture and the notes will be governed by the laws of the State of New York.

Further issues	We may from time to time, without notice to or consent of the registered holders of the notes, create and issue additional debt instruments, which may include notes of the same series, ranking equally and ratably with the notes offered hereby in all respects.

Summary consolidated financial information

The summary consolidated financial information below was derived from our consolidated financial statements. Interim results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for any future interim periods or for a full year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated (and combined) financial statements and financial statement schedules and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See the section entitled “Where you can find more information” in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2010	2009	2008	2011	2010
	(audited)			(unaudited)
	(in millions)

Operating Data

Operating revenues
Lifestyle Media	$1,867	$1,367	$1,312	$1,497	$1366
Corporate	16	—	3	21	11

Total operating revenues	$1,883	$1,367	$1,315	$1,519	$1377

Segment profit (loss)(1) (2)
Lifestyle Media	$904	$637	$632	$769	$656
Corporate	(68)	(66)	(49)	(49)	(47)

Income from continuing operations attributable to SNI common shareholders	$398	$275	$253	$338	$275

Balance Sheet Data
Total assets	$3,388	$2,963	$1,773	$3,447	$3,173
Long-term debt	$884	$884	$80	$985	$884
Redeemable noncontrolling interests	$158	$114	$9	$166	$131
Total SNI shareholders’ equity	$1,776	$1,384	$1,132	$1,664	$1,628
Noncontrolling interest	$146	$151	$147	$225	$152
Total equity	$1,922	$1,535	$1,279	$1,889	$1780

(1)	Operating revenues and segment profit (loss) represent the revenues and the profitability measures used to evaluate the operating performance of our business segments in accordance with financial accounting standards for disclosures about segments of an enterprise and related information. See page F-7 of Exhibit 99.1 to the Current Report on Form 8-K filed on November 18, 2011 to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the period ending December 31, 2010.

(2)	Segment profit is a supplemental non-GAAP financial measure. GAAP means generally accepted accounting principles in the United States. Our chief operating decision maker evaluates the operating performance of our reportable segments and makes decisions about the allocation of resources to our reportable segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America. For a reconciliation of this financial measure to operating income see the table on page F-9 of Exhibit 99.1 to the Current Report on Form 8-K filed on November 18, 2011 to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for the period ending December 31, 2010.

Risk factors

An investment in the notes involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties included in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, “Forward-looking statements” and “Risk Factors” in the accompanying prospectus. If any of the following risks actually occurs, our businesses, and your investment in the notes, could be negatively affected. These risks and uncertainties are not the only ones they face. Additional risks and uncertainties not presently known to us, or currently deemed immaterial, may also materially and adversely affect our business operations, results of operations, financial condition or prospects. If any of these risks materialized, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We conduct a substantial amount of our operations through subsidiaries. We may be limited in our ability to access funds from our subsidiaries to service their debt, including the notes. In addition, the notes will not be guaranteed by our subsidiaries.

We conduct a substantial amount of our operations through subsidiaries. Accordingly, we depend on our subsidiaries’ earnings and dividends, distributions and advances or loans made by the subsidiaries to us to provide funds necessary to meet our obligations, including the payments of principal, premium, if any, and interest on the notes. If we are unable to access the cash flows of our subsidiaries, we will be unable to meet our debt obligations.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us to do so. In addition, the ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law and limitations under any then-existing contractual obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of our indebtedness and our trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture allows us to create new subsidiaries and invest in our subsidiaries, all of whose assets you will not have any claim against.

The notes will not be guaranteed by our subsidiaries and will be effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interests in our respective subsidiaries are subordinated to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. As a result, we may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. Our right to receive assets of any of our subsidiaries upon bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of creditors of our subsidiaries. See “Description of notes—Ranking” in this prospectus supplement. As of September 30, 2011, on a pro forma basis after giving effect to the offering of the notes and the application of the proceeds therefrom, we would have had no indebtedness that would have ranked equally and ratably in right of repayment with the notes, and our subsidiaries would have had approximately $885,000,000 of indebtedness outstanding which the notes would have been effectively subordinated to.

The notes will be unsecured and, therefore, will be effectively subordinated to any of our secured debt we may incur in the future.

The notes will not be secured by any of our assets. As a result, the notes would be effectively subordinated to any secured debt we may incur in the future to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. The terms of the indenture limit our ability to create, incur, assume or permit to exist liens to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of notes—Certain covenants.” As of September 30, 2011, we had no secured debt outstanding. See “Description of notes—Ranking” in this prospectus supplement.

The notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.

We are not restricted under the terms of the notes from incurring additional debt or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt (to fund future acquisitions or otherwise) and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due and adversely affect the credit ratings of our notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters are not obligated to do so and may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Changes in our credit ratings or the debt markets could adversely affect the trading price of the notes.

The trading price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;
•	the prevailing interest rates being paid by other companies similar to us;
•	our financial condition, financial performance and future prospects; and
•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the trading price of the notes.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes. See “Description of notes—Change of control” in this prospectus supplement.

Ratio of earnings to fixed charges

(Dollars in millions)

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes and equity in earnings of affiliates plus distributed income of affiliates and fixed charges. Fixed charges are defined as interest expense and the interest portion of rental expense that is deemed to be representative of the interest factor.

	Nine months ended September 30, 2011	Year ended
		December 31, 2010	December 31, 2009	December 31, 2008(1)	December 31, 2007(1)	December 31, 2006(1)

Ratio of earnings to fixed charges	21.1x	18.3x	64.9x	27.0x	12.8x	7.9x

(1)	Prior to the separation from E. W. Scripps on July 1, 2008, E. W. Scripps used a centralized approach for cash management to finance its operations. Based on the historical funding requirements of the Company, specifically the costs to fund acquisitions, fund investments in programming, and otherwise support the expansion of SNI businesses, all E. W. Scripps third party debt and related interest expense was allocated to the Company for periods prior to June 30, 2008.

Use of proceeds

We expect the net proceeds from this offering of the notes to be approximately $495,845,700 after deducting the estimated underwriting discounts and commissions and our estimated expenses related to the offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include strategic acquisitions or equity investments, repurchases of our common equity, working capital and capital expenditures, and for the repayment of the principal amount outstanding as of November 18, 2011, under the Competitive Advance and Revolving Credit Facility, dated as of June 30, 2008, as amended from time to time (the “Credit Facility”).

Our Credit Facility expires on June 30, 2014 and permits $550,000,000 in aggregate borrowings at an interest rate of LIBOR plus 100 basis points. At September 30, 2011, approximately $100,000,000 in aggregate principal amount was outstanding under the Credit Facility. Our borrowings under the Credit Facility were used primarily in connection with our acquisition of a 50% common equity interest in UKTV at the end of the third quarter of 2011.

Pending application, we may temporarily invest the net proceeds in highly liquid, short term investments.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011 on a historical basis and as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated proceeds from the sale of the notes as described in “Use of proceeds” in this prospectus supplement, after deducting the underwriting discount, but before deducting the amount of estimated offering expenses. You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement as well as the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and our consolidated financial statements and related notes in our filings incorporated by reference into this prospectus. See “Where you can find more information.”

	As of September 30, 2011
	Actual	As adjusted

Dollar amounts in thousands, except par values
Cash and cash equivalents	$315,302	$711,692

Debt
Long-term debt
3.55% Senior Notes due 2015[1]	$884,507	$884,507
2.700% Senior notes offered hereby	—	499,390
$550 million revolving credit facility	100,000	—

Total long-term debt	$984,507	$1,383,897

Equity
Class A common shares, $0.01 par value, 240,000,000 authorized, 125,046,435 issued and outstanding	1,251	1,251
Voting common shares, $0.01 par value, 60,000,000 authorized. 34,317,173 issued and outstanding	343	343
Preferred shares, $0.01 par value, 25,000,000 authorized, none outstanding	—	—

Total equity	1,594	1,594

Total capitalization	$986,101	$1,385,491

1	On December 15, 2009, a majority-owned subsidiary of SNI issued a total of $885 million of aggregate principal amount of senior notes through a private placement. The senior notes mature on January 15, 2015 bearing interest at 3.55%. Interest is paid on the senior notes on January 15 and July 15th of each year. The senior notes are guaranteed by SNI. Cox TMI, Inc., a wholly-owned subsidiary of Cox Communications, Inc and 35% owner in this subsidiary, has agreed to indemnify SNI for all payments made in respect of SNI’s guarantee.

Description of notes

We will issue the notes under an indenture to be dated as of December 1, 2011 between us and U.S. Bank National Association, as trustee (the “Trustee”). The indenture will be supplemented by a supplemental indenture to be entered into concurrently with the issuance of the notes (collectively, the “indenture”). Because this description is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the notes is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the indenture. As used in this “Description of notes,” the “Company,” “we,” “our,” “us,” and “SNI” refers to Scripps Networks Interactive, Inc. and not to any of the Company’s subsidiaries unless the context otherwise requires. The indenture is an exhibit to the registration statement of which the accompanying prospectus attached to this prospectus supplement is part. A copy of the indenture is available for inspection at the office of the Trustee.

The notes will be issued in an initial aggregate principal amount of $500,000,000. We may, without the consent of the holders of the notes, increase the principal amount of notes offered hereby by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby; provided that if the applicable additional notes are not fungible with the original notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any additional notes would rank equally and ratably with the notes offered by this prospectus supplement and would be treated as a single class together with the notes for all purposes under the indenture.

The notes will be unsecured senior obligations of the Company and will rank equally with all of the other unsecured senior indebtedness of the Company from time to time outstanding.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office at 425 Walnut Street, 6th Floor, Cincinnati, Ohio 45202. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar.

Interest, maturity and principal

The notes will bear interest from December 1, 2011 at the annual fixed rate provided on the cover of this prospectus supplement. We will pay interest on the notes semi-annually on June 15 and December 15 of each year and on the maturity date of the notes (each, an “interest payment date”), beginning on June 15, 2012, to the persons in whose names the notes are registered at the close of business on June 1 and December 1, as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

The notes will mature on December 15, 2016.

We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

Ranking

The notes will be senior unsecured obligations of the Company. The notes will:

•	rank equally in right of payment with all other existing and future indebtedness of the Company that is not, by its terms, expressly subordinated to the notes;

•	rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the notes;

•	be effectively subordinated to the existing and future secured indebtedness of the Company, to the extent of the value of the collateral securing such indebtedness; and.

•	be effectively subordinated to all liabilities of the Company’s subsidiaries.

As of September 30, 2011, on a pro forma basis after giving effect to the offering of the notes and the application of the estimated proceeds therefrom, the Company would have had no indebtedness outstanding that would have ranked equally and ratably in right of payment with the notes offered hereby and would have had no secured indebtedness outstanding, and the Company’s subsidiaries would have had approximately $885,000,000 in aggregate principal amount of indebtedness outstanding, which the notes offered hereby would have been effectively subordinated to.

Optional redemption

We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 30 basis points, plus accrued interest on the notes to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and their respective successors and (2) any two other primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) selected by us; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for any of the foregoing.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that Redemption Date.

Selection and notice of redemption

If we redeem less than all of the notes at any time and such notes are global notes held by DTC, DTC will select the notes to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by DTC, the Trustee will select notes on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption or purchase may be performed by another person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent. Unless we default in payment of the redemption price on the Redemption Date, on and after the Redemption Date, interest will cease to accrue on such notes or portions thereof called for redemption.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

No mandatory redemption or sinking fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the notes.

Change of control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem all of the notes as described above, holders of the notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to an offer described below (a “Change of Control Offer”), on the terms set forth in the indenture. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on such notes repurchased, to the date of purchase (the “Change of Control Payment”) subject to the rights of the holders of such notes on the relevant record date to receive interest due on the relevant interest payment dates. If a Change of Control Triggering Event occurs with respect to the notes, then, within 30 days following the end of the applicable 60 day period referenced in the definition of the term “Below Investment Grade Rating Event” (as such period may be extended as provided in such definition), or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail a notice to holders of the notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if mailed prior to the date of the consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the applicable Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the definition of Continuing Directors permits our incumbent directors to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of the notes may not be able to require us to purchase the notes as a result of the change in the composition of the directors on our board.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” occurs if both the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group other than the Company or one or more of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors; (3) the first day on which a majority of the members of our board of directors are not Continuing Directors; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to our Class A Common Shares, following which the The Edward W. Scripps Trust or Scripps Family Members beneficially own, directly or indirectly, more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in this definition, neither the termination of The Edward W. Scripps Trust nor the effectiveness, as a result of such termination, of the Family Agreement, in and of itself, shall constitute a Change of Control. For the purpose of this definition, “Family Agreement” means the Scripps Family Agreement, dated October 15, 1992, as it may be amended from time to time, and “Scripps Family Members” means the “Future Shareholders,” as such term is defined in the Family Agreement, and their respective heirs, executors, legal representatives, successors and permitted assigns.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors, as the case may be, who (1) was a member of such board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of SNI’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination); provided that Continuing Directors will include persons not elected by or recommended for election by the then-incumbent board of directors if such board of directors determines reasonably and in good faith that failure to approve any such persons as members of our board of directors could reasonably be expected to violate a fiduciary duty under applicable law.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Certain covenants

Restrictions on secured debt

The indenture provides that neither the Company nor its Restricted Subsidiaries will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by us or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness until such time as such indebtedness is no longer secured by a mortgage. This restriction will not apply to indebtedness secured by any of the following:

•	mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, the Company or any of its Restricted Subsidiaries after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time the Company or any of its Restricted Subsidiaries acquire any of the same;

•

mortgages on property of a Person existing at the time the Company or any of its Restricted Subsidiaries merge or consolidate with such Person or at the time the Company or any of its Restricted Subsidiaries acquire all or substantially all of the properties of such Person;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

•

mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•

extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus all accrued interest on the indebtedness and the amount of all fees and expenses, including premiums, incurred in connection with the extension, renewal or replacement thereof), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, the Company or any of its Restricted Subsidiaries may, without having to equally and ratably secure the notes, create, incur, issue, assume or guarantee indebtedness secured by a mortgage otherwise prohibited by the restriction if the total amount of the following does not at the time exceed 15% of Consolidated Shareholders’ Equity:

•	such indebtedness; plus

•	all other indebtedness that the Company and its Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages otherwise prohibited by the restriction; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions with respect to any Principal Property existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•

Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a real property interest which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the second preceding paragraph.

Restrictions on sale and lease-back transactions

The indenture provides that neither the Company nor its respective Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•

the Company or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on secured debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•

the Company or such Restricted Subsidiary are entitled under the provisions described in the second paragraph under “—Restrictions on secured debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•

the Company or such Restricted Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a real property interest which is, or upon completion will be, a Principal Property.

Consolidation, merger and sale of assets

If, upon any consolidation or merger, or upon any lease, sale or transfer of all or substantially all of our assets as described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus, our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage permitted as described under “—Certain covenants—Restrictions on secured debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage. For additional information, see also “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Events of default

The provisions described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Events of Default” in the accompanying prospectus are applicable to the notes.

Defeasance

The provisions described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Discharge and Defeasance” in the accompanying prospectus are applicable to the notes.

Form, denomination, book-entry procedures and transfer

The notes will be issued as fully-registered global notes which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global notes through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Beneficial interests in the global notes will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global note can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global note and we do not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we in our sole discretion determine that that global note will be exchangeable for definitive securities in registered form and notify the trustee of our decision.

A global note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global note as directed by DTC.

We will make principal and interest payments on all notes represented by a global note to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global note for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

Governing law

The indenture and the notes will be governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the indenture. The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Company as if it were not the Trustee; however, if it acquires any “conflicting interest” as defined in the Trust Indenture Act, it must eliminate such conflicting interest within 90 days, apply to the Commission for permission to continue or resign.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, including any period for which the lease has been extended or may, at the option of the lessor, be extended. For purposes of this definition, any amounts the lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets of the Company minus:

•	all applicable reserves;

•

all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in the consolidated balance sheet of the Company as of the most recently ended fiscal quarter for which financial statements are available computed in accordance with U.S. generally accepted accounting principles.

“Consolidated Shareholders’ Equity” means the Company’s total shareholders’ equity as shown in its consolidated balance sheet as of the most recently ended fiscal quarter for which financial statements are available computed in accordance with U.S. generally accepted accounting principles.

“Event of Default” has the meaning set forth under “—Events of default.”

“Officers’ Certificate” means a certificate signed by the Chairman of our board of directors, the Chief Executive Officer, the President or a Vice President, the Secretary or an Assistant Secretary, and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller or an Assistant Controller, and delivered to the Trustee.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” is defined in the indenture to mean any real property interest (all such interests forming an integral part of a single development or operation being considered as one interest), owned by the Company or any of its Restricted Subsidiaries, which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets of the Company at the time of determination, except for any such interest or any portion of such interest which our board of directors does not deem material to the total business conducted by the Company and its Restricted Subsidiaries, considered as one enterprise.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary of the Company that has substantially all of its property located in or that conducts substantially all of its business within the United States and that owns a Principal Property; however, any Subsidiary of the Company which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” of any specified Person means any corporation, association or other business entity in which such Person and/or one or more other of such Person’s Subsidiaries, directly or indirectly, own more than 50% of the outstanding Voting Stock.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“Voting Stock” of any specified Person as of any date means any and all shares or equity interests (however designated) of such Person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such Person, as applicable.

Certain material U.S. federal tax considerations

The following is a summary of certain material U.S. federal income and estate tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “U.S. Treasury Regulations”), administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”), so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with notes held as capital assets (generally for investment purposes) by a beneficial owner who purchases notes on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income and estate taxes related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift taxes, if any, except as set forth below with respect to non-U.S. holders (as defined below).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

This summary of material U.S. federal income and estate tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other pass-through entity) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, foreign, state, local and any other tax consequences that may be relevant to them.

Consequences to U.S. holders

Payments of interest

Subject to the discussion below under “Additional payments”, interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if we are required to repurchase the notes in connection with a Change of Control Triggering Event as described in “Description of notes—Change of control,” we must pay a 1% premium. In addition, we may redeem the notes at any time, and upon such a redemption we may be required to pay amounts in excess of accrued interest and principal on the notes as described in “Description of notes—Optional redemption.” The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those Regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made, the amount of such payments is incidental, or certain other exceptions apply. We believe that the likelihood that we will be obligated to repurchase the notes upon a change of control and pay the 1% premium is remote and/or that the 1% premium is incidental. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Under current U.S. Treasury Regulations, the optional redemption at a potential premium does not cause the notes to be subject to the contingent payment debt rules because such redemption would increase the yield on the notes and therefore is deemed not to be exercised by us.

Therefore, we have determined (and the remainder of this discussion assumes) that the notes are not contingent payment debt instruments. Our determination is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note.

In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder. If any additional payments are in fact made, U.S. holders will be required to recognize such amounts as income.

Sale, redemption or other taxable disposition of notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized (except to the extent any amount realized is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will generally be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as having held the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses may be limited.

Assumption of our obligations under the notes

Under certain circumstances described in this prospectus supplement under the heading “Description of notes—Certain covenants—Consolidation, merger and sale of assets,” our obligations under the notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes for new notes, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holder. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Medicare tax

For taxable years beginning after December 31, 2012, a 3.8% tax will generally be imposed on the net investment income of certain U.S. holders who are individuals (with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers and $125,000 in the case of married individuals filing a separate return)) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest on the notes and net gain from the sale, exchange or other taxable disposition of the notes, but will be reduced by any deductions properly allocable to such income or net gain. U.S. holders should consult their tax advisors regarding the effect of this legislation on their ownership and disposition of notes.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale (including a retirement or redemption) of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding at the applicable rate (currently 28%) generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, generally by providing an IRS Form W-9 or an approved substitute, or if the U.S. holder or we are notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Payments of interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussion below of backup withholding, will not be subject to U.S. federal income or withholding tax, provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(a) the non-U.S. holder provides its name, address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) IRS

Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation engaged in such a U.S. trade or business, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, redemption or other taxable disposition of notes

Gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition of the notes at regular graduated U.S. federal income tax rates, generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation described in such bullet point, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, or other taxable disposition, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States.

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders—Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code. In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a United States person, as defined under the Code, or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules to their particular circumstances.

The Hiring Incentives to Restore Employment Act, which was enacted in early 2010 (“FATCA”), contains provisions from the former introduced but unenacted Foreign Account Tax Compliance Act of 2009. FATCA generally will impose a 30% withholding tax on interest with respect to the notes and the gross proceeds from a disposition of the notes if such interest is or such gross proceeds are paid after December 31, 2013 or December 31, 2014, respectively, to (i) a “foreign financial institution” (including in its capacity as an agent or custodian for a beneficial owner) unless it enters into an agreement with the IRS to collect and disclose information regarding its U.S. account holders (including certain foreign entities which in turn have U.S. owners) and complies with other requirements, and (ii) other foreign entities, unless such an entity provides the payor with information regarding certain direct and indirect substantial U.S. owners, or certifies that it has no such U.S. owners, and complies with other requirements. To the extent that an offering of notes is issued before March 18, 2012, interest thereon and disposition proceeds thereof, whenever paid, should not be subject to FATCA withholding, provided that the notes are not considered to be significantly modified thereafter under U.S. Treasury Regulations section 1.1001-3. For example, a transaction described under the heading “Description of notes—Certain covenants—Consolidation, merger and sale of assets” could cause a significant modification of the notes, thus resulting in potential FATCA withholding that otherwise would not have existed. Non-U.S. holders should consult their tax advisors regarding the effect of this legislation on their ownership and disposition of notes.

U.S. federal estate taxes

A note beneficially owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that interest payments with respect to such note, if received at the time of the individual’s death, would satisfy the definition of “portfolio interest” set forth above under “Consequences to non-U.S. holders—Payments of interest,” without regard to the statement requirement described in the last bullet point of that section.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the notes that appears opposite its name in the table below:

Underwriters	Principal amount of the notes

J.P. Morgan Securities LLC	$137,500,000
Wells Fargo Securities, LLC	137,500,000
Mitsubishi UFJ Securities (USA), Inc.	75,000,000
SunTrust Robinson Humphrey, Inc.	75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	19,286,000
U.S. Bancorp Investments, Inc.	19,286,000
KeyBanc Capital Markets Inc.	19,285,000
Fifth Third Securities, Inc.	14,286,000
First Tennessee Bank, NA	2,857,000

Total	$500,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.35% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.225% of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

We will pay our expenses for printing, registration fees, rating agency fees and other expenses (other than estimated discounts and commissions of the underwriters) related to the offering, which we estimate will be $0.54 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by SNI

Per 2.700% Note due 2016	0.60%

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, an active public trading market for the notes may not develop, and the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. The underwriters are not required to engage in stabilizing or syndicate covering transactions and if they engage in such transactions, they may discontinue them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if we were not an authorized person, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, certain affiliates of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC , Mitsubishi UFJ Securities (USA), Inc., SunTrust Robinson Humphrey, Inc., KeyBanc Capital Markets Inc. and U.S. Bancorp Investments, Inc. are lenders under the Credit Facility and will receive a portion of the amount repaid under the Credit Facility with the proceeds of the offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Legal matters

Certain legal matters in connection with the notes offered hereby will be passed upon for us by DLA Piper LLP (US) and for the underwriters by Simpson Thacher  & Bartlett LLP.

Experts

The consolidated and combined financial statements and the related financial statement schedule incorporated in this prospectus by reference, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated and combined financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Scripps Networks Interactive, Inc.

Senior Debt Securities

Subordinated Debt Securities

We may issue senior debt securities and subordinated debt securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

Investing in these securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2011

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the SEC). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates, references in this prospectus to “we”, “our” and “us” refer to Scripps Networks Interactive, Inc., an Ohio corporation and may, depending upon the context, refer to one or more of its consolidated subsidiaries or to it and all of its subsidiaries taken as a whole.

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any of the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 3 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements and Supplementary Data” and “Item 15(b) Exhibits and Financial Statements Schedule” and financial statements therein, which have been superseded by the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements and Supplementary Data” and “Item 15(b) Exhibits and Financial Statements Schedule” and financial statements in the Current Report on Form 8-K filed on November 18, 2011);

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Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 (other than, with respect to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, the items titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements”, which have been superseded by the items titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements” in the Current Report on Form 8-K filed on November 18, 2011); and

•	Current Reports on Form 8-K filed on May 4, 2011, May 24, 2011, June 17, 2011, June 30, 2011, July 6, 2011, August 18, 2011, September 26, 2011, October 4, 2011, and November 18, 2011.

We also make available, free of charge, on or through our website http://ir.scrippsnetworksinteractive.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our website or the Internet websites of our subsidiaries, other than the documents listed in the immediately preceding paragraph.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Scripps Networks Interactive, Inc.

312 Walnut Street

Cincinnati, OH 45202

Phone: 513-824-3200

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “estimates,” “predicts,” “projects,” “anticipates,” “seeks,” “would,” “could,” “will,” “likely,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks. Factors that could affect our future operating results and cause actual results to vary materially from the forward-looking statements made or incorporated by reference in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to:

•	changes in public and consumer tastes and preferences;

•	our ability to maintain distribution agreements with cable and satellite distributors at acceptable rates and terms;

•	advertising and market spending by our customers, which is subject to seasonal and cyclical variations;

•	the significant competitive pressures faced by our businesses related to attracting consumers and advertisers, and failure by us to maintain our competitive advantage;

•	changes in consumer behavior resulting from new technologies and distribution platforms, which may impact the performance of our businesses;

•	risks of adverse changes in laws and regulations, which could result in reduced distribution of certain of our national television networks;

•	changes in economic conditions in the United States, the regional economies in which we operate or in specific economic sectors;

•	our ability to protect intellectual property rights upon which our business relies;

•	claims of infringement of third-party intellectual property rights;

•	online security risks, including security breaches and identity theft, to which our businesses are subject;

•	general economic and business conditions and industry trends including the timing of, and spending on, feature film, television and television commercial production;

•	our ability to successfully integrate key acquisitions, such as ChelloZone and UKTV;

•	spending on domestic and foreign television advertising and spending on domestic and foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	continued consolidation of the broadband distribution and film and video production industries;

•	uncertainties inherent in the development of new business lines and business strategies;

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federal law and Federal Communications Commission regulations applicable because we share common directors and voting shareholders with The E. W. Scripps Company (“E. W. Scripps”) that may limit our activities, including the ability to own or operate media properties we do not presently own or operate;

•

whether the indemnification of certain of our liabilities by E. W. Scripps will be sufficient to insure us against the full amount of such liabilities, or whether E. W. Scripps’ ability to satisfy its indemnification obligations will be impaired in the future;

•	actual or potential conflicts of interest among certain of our directors because of their position with us and E. W. Scripps;

•	the fact that our Common Voting Shares are principally held by The Edward W. Scripps Trust, which could inhibit potential changes in control;

•	the fact that, following termination of The Edward W. Scripps Trust, descendants of Edward W. Scripps will control us;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

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changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on television advertising revenue;

•	future financial performance, including availability, terms and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility of an industry-wide strike or other job action affecting a major entertainment industry union, or the duration of any existing strike or job action;

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changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests; and

•	reduced access to capital markets or significant increases in costs to borrow.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor should consider all risks and uncertainties disclosed in our SEC filings, described above under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

ABOUT THE REGISTRANT

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and useful content that focuses on specifically defined topics of interest.

We manage our operations through one reportable operating segment, Lifestyle Media. Lifestyle Media includes our national television networks, Home and Garden Television (“HGTV”), Food Network, Travel Channel, DIY Network (“DIY”), Cooking Channel and Great American Country (“GAC”). Fine Living Network (“FLN”) was rebranded to the Cooking Channel on May 31, 2010. Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving food, home and travel related categories. Our Lifestyle Media branded websites consistently rank at or near the top in their respective lifestyle categories on a unique visitor basis.

We also have established lifestyle media brands internationally. Food-based channels are available in the United Kingdom, other European markets, the Middle East, Africa and Asia. During the second quarter of 2011, we acquired the 11 percent noncontrolling interest in the venture that operates these Food-based channels. Our international offerings also include Fine Living Network, a full-spectrum lifestyle television channel and interactive brand that is available across more than 60 countries.

At the end of the third quarter of 2011, we acquired a 50 percent common equity interest in UKTV. UKTV is one of the United Kingdom’s leading multi-channel television programming companies. Consideration paid in the transaction consisted of approximately $403 million to purchase preferred stock and the common equity interest in UKTV and approximately $134 million to acquire debt due to Virgin Media, Inc., from UKTV. We will begin to recognize our proportionate share of the results from UKTV’s operations beginning October 1, 2011. During the second quarter of 2011, our Board of Directors approved the sale of our Shopzilla business and its related online comparison shopping brands. We received consideration totaling $160 million upon finalizing the sale of the business on May 31, 2011. The Shopzilla businesses’ assets, liabilities and results of operations have been retrospectively presented as discontinued operations within our consolidated financial statements for all periods. The results of the Shopzilla business have also been excluded from our segment results for all periods presented through the discontinued reporting of the Interactive Services’ segment.

Our continuing businesses earn revenues principally from advertising sales, affiliate fees and ancillary sales, including the sale and licensing of consumer products. Programming expenses, employee costs, and sales and marketing expenses are the primary operating costs of our continuing businesses.

Our principal executive offices are located at 312 Walnut Street, Cincinnati, Ohio 45202, and our telephone number is (513) 824-3200.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes and equity in earnings of affiliates, plus distributed income of affiliates and fixed charges. Fixed charges are defined as interest expense and the portion of rental expense, which is deemed to be representative of the interest factor.

	For the Nine Months Ended September 30,	For the Year Ended December 31,
	2011	2010	2009	2008(1)	2007(1)	2006(1)
Ratio of earnings to fixed charges	21.1x	18.3x	64.9x	27.0x	12.8x	7.9x

(1)	Prior to the separation from E. W. Scripps on July 1, 2008, E. W. Scripps used a centralized approach for cash management to finance its operations. Based on the historical funding requirements of the Company, specifically the costs to fund acquisitions, fund investments in programming, and otherwise support the expansion of SNI businesses, all E. W. Scripps third party debt and related interest expense was allocated to the Company for periods prior to June 30, 2008.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, share repurchases, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose.

RISK FACTORS

An investment in our debt securities involves risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

We may offer, from time to time, unsecured general obligations. We refer to the senior unsecured general obligations as senior debt securities, the subordinated unsecured general obligations as the subordinated debt securities and the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.

We may issue senior debt securities from time to time, in one or more series under a senior indenture between us and U.S. Bank National Association, which we refer to as the trustee. The form of senior indenture is filed as an exhibit to this registration statement. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture between us and a subordinated trustee named in a prospectus supplement, which we refer to as the subordinated trustee. The form of subordinated indenture is filed as an exhibit to this registration statement This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

The indentures will not limit the amount of debt securities that may be issued by us. The applicable indentures will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute unsecured and unsubordinated obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including the senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the title and type of the debt securities;

•

whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, as applicable, that the subordination provisions of the indenture shall apply to the securities of that series or that any different subordination provisions, including different definitions of the terms “senior indebtedness” or “existing subordinated indebtedness,” shall apply to securities of that series;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

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the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indenture;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the series of debt securities will be guaranteed as to payment or performance;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. We may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of our property and assets if:

•

the Person formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a Person organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•

the Person formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the senior debt securities and perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture; and

•	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

In the event of any transaction described in, and complying with, the conditions listed in the immediately proceeding paragraph in which we are not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise our every right and power, and we shall be discharged from our obligations under the indenture and the senior debt securities.

As used above, “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

No Protection in the Event of a Change in Control. Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. An event of default for any series of senior debt securities is defined under the senior indenture as being:

•	our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise;

•

our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive from the trustee or the trustee and us receive from the holders of 25% or more in principal amount of the outstanding debt securities of such series affected thereby a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•

our default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or our subsidiaries, if such default (i) is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”) and (A) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (B) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after we have received by the trustee or the trustee and us have received from the holders of at least 25% in principal amount of the outstanding debt securities of such series of securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•

a court having jurisdiction enters a decree or order for (1) relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for all or substantially all of our property and assets, or (3) the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

•

we (1) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (2) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets, or (3) effect any general assignment for the benefit of creditors; or

•	any other Event of Default provided for in such series.

If an event of default other than an event of default specified in the last two bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the last two bullet points above occurs and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except an uncured default in the payment of principal of or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction if the trustee, being advised by counsel, determines that the action or proceeding so directed may not be lawfully taken or if the trustee in good faith determines that it may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance. The senior indenture provides that we (a) may be discharged from our obligations in respect of the senior debt securities (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Consolidation, Merger and Sale of Assets”, when we have irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the senior debt securities or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the senior debt securities of such series are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the senior debt securities. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the senior debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•

subject to certain limitations, to add to our covenants such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of senior debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture;

•

to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces any amount payable on redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•

changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor or impairs or affects any right of repayment at the option of the holders;

•

modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security of such series affected by the modification; or

•	reduces the amount of senior debt securities whose holders must consent to a supplemental indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Members. The senior indenture provides that no recourse shall be had under or upon any of our obligations, covenants or agreements in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director or member, past, present or future, of the company or any of predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of New York, except as may otherwise be required by mandatory provisions of law.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination and the remedies and procedures upon an event of default described above under “—Certain Terms of the Senior Debt Securities—Events of Default,” or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Form of Securities; Global Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Unless the applicable prospectus supplement provides otherwise, certificated debt securities will be in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Unless the applicable prospectus supplement provides otherwise, the global securities will be deposited with The Depository Trust Company (“DTC”) or its nominee identified in the applicable prospectus supplement and registered in the name of DTC or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among DTC for the registered global security, the nominees of DTC or any successors of DTC or those nominees.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with DTC or persons that may hold interests through participants. Upon the issuance of a registered global security, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as DTC, or its nominee, is the registered owner of a registered global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of DTC for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal or premium, if any, and interest payments on debt securities, represented by a registered global security registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, nor the trustees nor any other of our agents or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by DTC. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that DTC gives to the relevant trustee agent or other relevant agent of ours or theirs. It is expected that DTC’s instructions will be based on directions received by DTC from participants with respect to ownership of beneficial interests in the registered global security that had been held by DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with the DTC’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other debt securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can provide no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by DLA Piper LLP (US).

EXPERTS

The consolidated and combined financial statements and the related financial statement schedule incorporated in this prospectus by reference, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated and combined financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.